COGNITRONICS REPORTS THIRD QUARTER RESULTS


DANBURY, Conn., November 14, 2003 - Cognitronics Corporation (AMEX:CGN) today reported a net loss of $.5 million, or $.08 per share on a diluted basis, for the quarter ended September 20, 2003 compared to a net loss of $1.3 million, or $.23 per share on a diluted basis, a year ago.

Sales for the third quarter were $3.5 million in 2003, up 47% from $2.4 million in 2002.

The company said that the increase in sales is due to substantially higher sales (106%) by its domestic operations, which included $1.2 million in sales to a single customer.

"While it is too early to predict consistent quarterly improvement in operating results, we see signs that the telecommunications industry is emerging from its downturn" said Brian J. Kelley, president and chief executive officer of Cognitronics. "Although capital spending on telecommunications equipment continues to decline, specific industry niches offer opportunities for future growth. Through internal research and development efforts, as well as partnerships with others, Cognitronics is adding additional applications, such as voice mail, unified messaging and conferencing among others, to our CX series product line to provide our customers with the revenue producing services in which they are willing to invest."

For the nine months ended September 30, 2003, the Company reported a net loss of $2.1 million, or $.37 per share on a diluted basis, on sales of $8.4 million compared to a net loss of $2.7 million, or $.49 per share on a diluted basis, on sales of $8.9 million in the 2002 period.

Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The company's Cognitronics Exchange Network Media Servers (CX Series) are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP and ATM packet networks as well as in traditional AIN and TDM circuit switched environments. For more information, visit the company's website at www.cognitronics.com.

Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's Securities and Exchange Commission filings.








                      COGNITRONICS CORPORATION
                         SUMMARY OF RESULTS


                                                 Three Months
                                              Ended September 30,
                                              -------------------
                                              2003          2002
                                              ----          ----
Net sales                                  $3,498,000     $2,378,000

Net loss                                    ($466,000)   ($1,251,000)

Net loss per share:
   Basic                                        ($.08)         ($.23)

   Diluted                                      ($.08)         ($.23)

Weighted average number of shares outstanding:
   Basic                                     5,764,423     5,441,617

   Diluted                                   5,764,423     5,441,617




                                                  Nine Months
                                                Ended September 30,
                                                -------------------
                                                2003          2002
                                                ----          ----
Net sales                                    $8,442,000     $8,876,000

Netloss                                     ($2,117,000)   ($2,680,000)

Net loss per share:
   Basic                                          ($.37)         ($.49)

   Diluted                                        ($.37)         ($.49)

Weighted average number of shares outstanding:
   Basic                                      5,705,929       5,424,624

   Diluted                                    5,705,929       5,424,624


                        SUMMARY OF FINANCIAL POSITION


                                             September 30,   December 31,
                                                 2003            2002
                                                 ----            ----
Cash, cash equivalents and
 marketable securities                         $8,867,000    $11,119,000

Working capital                               $15,324,000    $17,789,000

Total assets                                  $20,538,000    $22,812,000

Total stockholders' equity                    $15,453,000    $17,334,000